Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 26, 2023 with respect to the consolidated statements of loss and comprehensive loss, and cash flows of LeddarTech Holdings Inc. (formerly known as LeddarTech Inc.) (the “Company”) for the year ended September 30, 2022, and the related notes, included in the Amendment No. 4 to the Registration Statement (Form F-1) of the Company for the registration of Common Shares and Pre-Funded Warrants to purchase Common Shares of the Company.

/s/ Ernst & Young LLP

Montreal, Canada

February 14, 2025